Exhibit 4.2

THE LOAN AGREEMENT

This Agreement is made on May 28, 2013  between:

(1)           MOBILE TELESYSTEMS OPEN JOINT-STOCK COMPANY (the ‘‘Borrower’’); and

(2)           MTS INTERNATIONAL FUNDING LIMITED (the ‘‘Lender’’).

Whereas:

(A)          The Lender has at the request of the Borrower agreed to make available to the Borrower a loan facility  in  the  amount  of  U.S.$500,000,000  on  the  terms  and  subject  to  the  conditions  of    this Agreement.

(B)          It is intended that the Lender will issue loan participation notes for the sole purpose of financing the loan facility.

Now it is hereby agreed as  follows:

1.            DEFINITIONS  AND INTERPRETATION

1.1          Definitions

In this Agreement (including the recitals), the following terms shall have the meanings indicated:

‘‘Account’’ means the account in the name of the Lender with the Principal Paying Agent, account number 27037701 (or such other account as may from time to time be agreed between the Lender and the Trustee pursuant to the Trust Deed and notified to the Borrower in writing at least five Business Days in advance of such change);

‘‘Advance’’ means the advance made or to be made by the Lender under Clause 3 of the sum equal to the amount of the Facility, as from time to time reduced by prepayment;

‘‘Affiliate’’ of any specified person means (i) any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person; or (ii) any other person who is a director or executive officer of (a) such specified person or (b) any person described in (i) above. For purposes of this definition, ‘‘control’’ (including, with correlative meanings, the terms ‘‘controlling’’, ‘‘controlled by’’ and ‘‘under common control with’’), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of any class, or any series of any class, of equity securities of a person, whether or not voting, shall be deemed to be control;

‘‘Agency’’ means any agency, authority, central bank, department, government, legislature, minister, official or public statutory person (whether autonomous or not) of, or of the government of, any state or  supra-national body;

‘‘Agency Agreement’’ means the agency agreement relating to the Notes dated on or around the date hereof between the Lender, the Borrower, the Trustee, the Principal Paying Agent and the other agents named therein, as the same may be from time to time modified;

‘‘Agreement’’ means this loan agreement as originally executed or as it may be amended from time to time;

‘‘Attributable Debt’’ means, in respect of a Sale and Lease-Back Transaction, at the time of determination, the lesser of (i) the Fair Market Value of the property subject to such Sale and Lease-Back Transaction; and (ii) the present value (discounted at the weighted average annual interest rate on all Notes then issued and outstanding, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes and similar charges;

‘‘Authorized Signatory’’ means, in relation to the Borrower, any person who is duly authorized and in respect of whom the Lender and the Trustee has received a certificate signed by a director or another Authorized Signatory of the Borrower setting out the name and signature of such person and confirming such person’s authority to act;

‘‘Bankruptcy Law’’ means any law of any jurisdiction for the relief of debtors as now or hereafter constituted, including, without limitation, any such law in the Russian Federation and, with respect to the United States, Title 11 of the United States Code and any similar federal or state   law;

‘‘Business Day’’ means a day on which, if on that day a payment is to be made hereunder, commercial banks generally are open for business in Moscow, New York City and in the city where the Specified Office (as defined in the Agency Agreement) of the Principal Paying Agent is located;

‘‘Capital Stock’’ of any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any Preferred Stock, but excluding any debt securities convertible or exchangeable into such equity;

‘‘Change of Control’’ means any of the following events or circumstances: any person or group of persons acting in concert or under an express or implied agreement or understanding, directly or through one or more intermediaries, shall (x) acquire ultimate beneficial or legal ownership of, or control over, more than 50% of the issued shares of the Borrower; (y) acquire ownership of or control over more than 50% of the voting interests in the share capital of the Borrower; or (z) obtain the power (whether or not exercised) to elect not less than half of the directors of the Borrower (provided, however, that (a) any contribution by Sistema of all or part of its ownership interest in the Borrower into a partnership, joint venture or other indirect holding vehicle will not be a Change of Control unless another person who is an owner of or party interested in that partnership, joint venture or other indirect holding vehicle acquires an indirect, direct or beneficial interest in the Borrower that results in the 50% threshold in paragraphs (x) and (y) above being exceeded, or in the power referred to in paragraph (z) above being obtained or (b) any acquisition by Sistema, any of its Subsidiaries, the Borrower, any Subsidiary of the Borrower or the Borrower’s employee benefit plan that results in the 50% threshold in paragraphs (x) and (y) above being exceeded, or in the power referred to in paragraph (z) above being obtained, will not be a Change of Control;

‘‘Change of Control Put Event’’ means the occurrence of a Change of   Control;

‘‘Change of Control Put Option’’  means  the  put  option  granted  to  Noteholders  pursuant  to  the Conditions;

‘‘Change of Control Put Period’’ has the meaning given to it in the  Conditions;

‘‘Change of Control Put Settlement Date’’ means the fifth Business Day after the expiration of the Change of Control Put Period;

‘‘Closing Date’’ means May 30, 2013 (or such later date not later than June 13, 2013 as may be agreed between the Lender and the Borrower);

‘‘Commission’’ means the United States Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of this Agreement such Commission is not existing and performing the duties now assigned to it under applicable law, then the body performing such duties at such time;

‘‘Conditions’’ means the terms and conditions of the Notes;

‘‘Custodian’’ means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law;

‘‘Debt’’ means, with respect to any person, without duplication: (i) all obligations of such person for borrowed money; (ii) all reimbursement obligations of such person in respect of letters of credit, banker’s acceptances or other similar instruments or credit transactions; (iii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments; (iv) all obligations of such person to the extent that they defer the purchase price of property or services for more than 180 days, except trade accounts payable arising in the ordinary course of business; (v) all obligations of such person as lessee under leases that would be capitalized on a balance sheet of the lessee prepared in accordance with U.S. GAAP; (vi) all guarantees and indemnities of such person in respect of the Debt of any other person or persons, without duplication of any Debt otherwise included in this definition; and (vii) all Debt of other persons secured by a Lien on any property, income and assets of such person, whether or not such Debt is assumed by such person; provided that if such Debt is not assumed by such person, the amount of such Debt shall be the lesser of (a) the Fair Market Value of such property, income or assets at such date of determination and (b) the amount of such Debt of such other person;

‘‘Default’’ means any event which is, or after notice or passage of time or after making any determination under this Agreement or the fulfillment of any other requirement (or any combination of the foregoing) would be, an Event of Default;

‘‘Definitive Certificate’’ means the definitive certificates in registered form representing the Notes to be issued in limited circumstances pursuant to the Trust Deed;

‘‘Event of Default’’ has the meaning given to it in Clause  11.1;

‘‘Facility’’ means the U.S.$500,000,000 term loan facility granted by the Lender to the Borrower as specified in Clause 2;

‘‘Fair Market Value’’ means, with respect to any property or assets, the sale price for such property or asset as could be negotiated in a free market transaction for cash conducted at arm’s length between a willing seller and a willing and able buyer, as determined by the board of directors of the Borrower in cases of property or assets with a Fair Market Value in excess of U.S.$200,000,000 (or the U.S. Dollar Equivalent thereof), or by the chief financial officer or chief executive officer of the Borrower in cases of  property  or  assets  with  a  Fair  Market  Value  equal  to  or  less  than  U.S.$200,000,000  (or the

Dollar Equivalent thereof); ‘‘Fitch’’ means Fitch Ratings CIS  Ltd;

‘‘Global Certificates’’ means the Rule 144A Global Certificate or, as the context may require, the Regulation S Global Certificate and ‘‘Global Certificates’’ shall be construed accordingly;

‘‘Group’’ means the Borrower and its Subsidiaries taken as a whole; ‘‘Interest Payment Date’’ means May 30 and November 30 of each year; ‘‘Interest Period’’ has the meaning given to it in Clause 4.2;

‘‘Investment Grade Rating’’ means a rating equal to or higher than (i) Baa3 (or the equivalent) by Moody’s  (ii)  BBB- (or  the  equivalent)  by  Standard  &  Poor’s  and  (iii)  BBB- (or  the  equivalent) by Fitch;

‘‘Investment Grade Status’’ means that the Notes have an Investment Grade Rating from any two Ratings Agencies;

‘‘Lien’’ means, any mortgage, lien, pledge, charge, security interest, right of set off or other encumbrance or preferential arrangement, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction);

‘‘Loan’’, at any time, means an amount equal to the aggregate principal amount of the Facility advanced by the Lender pursuant to this Agreement and outstanding at such time;

‘‘Material Adverse Effect’’ means a material adverse effect, or any development that would be likely to result in a material adverse effect, on (a) the business, financial condition, prospects, or results of operations of the Borrower or the Borrower and its Subsidiaries, taken as a whole; (b) the Borrower’s ability to perform or comply with its obligations under this Agreement; or (c) the validity or enforceability of this Agreement or the rights or remedies of the Lender hereunder;

‘‘Material Subsidiary’’ means any Subsidiary of the Borrower:

(i)            whose total consolidated assets represent not less than 10% of the consolidated total assets of the Group or whose consolidated revenues represent not less than 10% of the consolidated revenues of the Group all as calculated by reference to the then latest audited U.S. GAAP financial statements (consolidated or, to the extent that there are no Subsidiaries in the Group, unconsolidated) of the Group; or

(ii)           to which is transferred the whole or substantially the whole of the undertaking and assets of a Subsidiary of the Borrower which immediately before the transfer was a Material Subsidiary;

provided however, that an Officers’ Certificate that a Subsidiary of the Borrower is or is not at any particular time a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on all parties;

‘‘Moody’s’’ means Moody’s Investors Service Ltd;

‘‘Noteholder’’ means, in relation to a Note, the person in whose name such Note is for the time being registered in the register of the Noteholders (or, in the case of a joint holding, the first named holder thereof);

‘‘Notes’’ means the U.S.$500,000,000 5% loan participation notes due 2023 proposed to be issued by the Lender pursuant to the Trust Deed for the purpose of financing the   Loan;

‘‘On-Going Disputes’’ means any present or future dispute, claim, litigation, arbitration, judgment, decree, award, injunction, order, government investigation, government decree or any similar action, including but not limited to any such action pursuant to any Bankruptcy Law, in any jurisdiction arising  out  of,  in  connection  with  or  with  respect  to  (i)  Tarino   Limited  and/or  Bitel LLC; (ii) Uzdunrobita FE LLC or (iii) Business Entity MTS  Turkmenistan;

‘‘Officers’ Certificate’’ means a certificate signed, in the case of the Borrower, by two officers of the Borrower, at least one of whom shall be the chief executive officer, a director, a chief financial officer, chief legal officer or general director of the  Borrower;

‘‘Opinion of Counsel’’ means a written opinion from legal counsel who is acceptable to the Trustee, which counsel may be an employee of or counsel to the Borrower;

‘‘Permitted Lien’’ means:

(i)            any Lien existing on the date of this Agreement;

(ii)           any Lien on any property or assets of any corporation existing at the time such corporation is merged or consolidated with or into the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower and not created in contemplation of such event, provided that no such Lien shall extend to any other property or assets;

(iii)          any Lien existing on any property or assets prior to the acquisition thereof by the Borrower or any Subsidiary of the Borrower and not created in contemplation of such acquisition, provided that no such Lien shall extend to any other property or assets;

(iv)          any Lien on any property or assets securing Debt of the Borrower or any Subsidiary of the Borrower incurred or assumed for the purpose of financing all or part of the cost of acquiring, repairing or refurbishing, purchasing or constructing such property or assets, provided that (a) no such Lien shall extend to any other property or assets; (b) the aggregate principal amount of all Debt secured by such Liens on such property or assets shall not exceed the lower of (x) the purchase price of such property or assets and (y) the Fair Market Value of such property or assets at the time of acquisition, repair or refurbishing; and (c) such Lien attaches to such property or assets concurrently with the repair or refurbishing thereof or within 90 days after the acquisition thereof, as the case may be;

(v)           any Lien arising by operation of law, including any Liens (a) arising in the ordinary course of business with respect to amounts not yet delinquent or being contested by the Borrower or a Subsidiary of the Borrower in good faith in appropriate proceedings or (b) for taxes, assessments, government charges or claims, including without limitation those in favor of Russian governmental  fiscal authorities;

(vi)          any Lien on the property or assets of any Subsidiary of the Borrower securing intercompany Debt of such Subsidiary owing to the Borrower or another Subsidiary of the Borrower;

(vii)         easements, rights-of-way, restrictions and any other similar charges or encumbrances incurred in the ordinary course of business and not interfering in any material respect with the Borrower’s business or the business of any of the Borrower’s Subsidiaries, including any encumbrance or restriction with respect to an equity interest of any joint venture pursuant to a joint venture agreement;

(viii)        any extension, renewal or replacement of any Lien described in paragraphs (i)-(vii) above, provided that (a) such extension, renewal or replacement shall be no more restrictive in any material respect than the original Lien; (b) the amount of Debt secured by such Lien is not increased; and (c) if the property, income or assets securing the Debt subject to such Lien are changed in connection with such refinancing, extension or replacement, the Fair Market Value of the property or assets securing such Debt is not increased;

(ix)          any Lien on the property or assets of the Borrower, any Subsidiary of the Borrower or Uzdunrobita FE LLC in connection with or arising out of any On-Going Dispute; and

(x)           any Lien, other than those described in paragraphs (i) to (ix) above, provided that, immediately after giving effect to such Lien, all of the Borrower’s secured Debt and Attributable Debt (other than such Debt and Attributable Debt permitted by paragraphs (i) to (ix) above) in the aggregate do not exceed 15% of the book value of the Borrower’s total assets as determined by reference to the Borrower’s most recent quarterly or annual consolidated balance sheet on a pro forma basis after giving effect to the incurrence of any Debt and any other changes in the Borrower’s Debt since the date of such balance sheet;

‘‘person’’ means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity;

‘‘Preferred Stock’’ as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation;

‘‘Principal Paying Agent’’ has the meaning given to it in the Agency Agreement; ‘‘Prospectuses’’ has the meaning given to it in the Subscription Agreements; ‘‘Rate of Interest’’ has the meaning given to it in Clause  4.1;

‘‘Ratings Agency’’ means Moody’s, Standard & Poor’s or Fitch; ‘‘Registrar’’ has the meaning given to it in the Trust  Deed;

‘‘Regulation S Global Certificate’’ means the single, permanent global Note in fully registered form, without interest coupons, substantially in the form set out in Part A of Schedule 1 of the Trust Deed and includes any replacements for the Regulation S Global Certificate issued pursuant to Condition 13;

‘‘Relevant Event’’ has the meaning given to it in the Trust Deed; ‘‘Repayment Date’’ means May 30, 2023;

‘‘Reserved Rights’’ has the meaning given to it in the Trust Deed and the  Conditions;

‘‘Rule 144A Global Certificate’’ means the single, permanent global Note in fully registered form, without interest coupons, substantially in the form set out in Part B of Schedule 1 of the Trust Deed and includes any replacements for the Rule 144A Global Certificate issued pursuant to Condition 13;

‘‘Sale and Lease-Back Transaction’’ means any arrangement providing for the leasing for a period, including renewals, in excess of 18 months, of any property or asset that has been owned by the Borrower or any Subsidiary of the Borrower for more than 180 days and has been or is to be sold or transferred by the Borrower or such Subsidiary in such transaction;

‘‘Same-Day Funds’’ means same day, freely transferable, clearly identifiable cleared U.S. Dollar-funds or such other funds for payment in U.S. Dollars as the Lender may at any time reasonably determine to be customary for the settlement of international transactions in London of the type contemplated hereby;

‘‘Securities Act’’ means the U.S. Securities Act of 1933, as amended; ‘‘Sistema’’ means Joint Stock Financial Corporation Sistema;

‘‘Standard & Poor’s’’ means Standard & Poor’s Credit Market Services Europe Limited.

‘‘Subscription Agreements’’ means the subscription agreements relating to the Notes dated the date hereof between the Lender, the Borrower and the joint lead managers named therein;

‘‘Subsidiary’’ means, with respect to any person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person (or any combination thereof); and (ii) any partnership (a) the sole general partner or the managing general partner of which is such person or a Subsidiary of such person or (b) the only general partners of which are such person or one or more Subsidiaries of such person (or any combination thereof);

‘‘Successor’’ means, in the case of a merger, consolidation or combination of a person, or the sale, assignment, transfer, conveyance or other disposal of all or substantially all of a person’s assets, the corporation formed by or resulting from such consolidation or merger or which shall have received such assets;

‘‘Tax’’ means any present or future taxes, duties, assessments, fees or other governmental charges imposed or levied by or on behalf of Ireland, the Russian Federation, any jurisdiction from or through which a payment is made or any political subdivision or taxing authority thereof or therein;

‘‘Trust Deed’’ means the trust deed relating to the Notes to be dated the Closing Date between the Lender and the Trustee, as amended from time to  time;

‘‘Trustee’’ means Deutsche Trustee Company Limited, as trustee under the Trust Deed and any successor thereto as provided thereunder;

‘‘Uniform Commercial Code’’ means the Uniform Commercial Code as in effect from time to time in the State of New  York;

‘‘U.S. Dollar Equivalent’’ means with respect to any amount denominated in a currency other  than

U.S. dollars, at such time for the determination thereof, the amount of U.S. dollars obtained by converting such other currency involved into U.S. dollars at the spot rate for the purchase of

U.S. dollars with such other currency as most recently published under ‘‘Currency Rates’’ in the section of the Financial Times entitled ‘‘Currencies, Bonds & Interest   Rates’’;

‘‘U.S. Dollars’’ and ‘‘U.S.$’’ mean the lawful currency of the United States of  America;

‘‘U.S. GAAP’’ means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of this Agreement; and

‘‘VAT’’ means value added tax and any other tax of a similar nature.

1.2          Other Definitions

Unless the context otherwise requires, terms used in this Agreement which are not defined in this Agreement but which are defined in, or are defined by cross-reference to definitions in or other provisions of, the Trust Deed, the Notes (including the Conditions), the Agency Agreement or the Subscription Agreements shall have the meanings given to such terms therein.

1.3          Interpretation

Unless the context or the express provisions of this Agreement otherwise require, the following shall govern the interpretation of this Agreement:

1.3.1       all references to ‘‘Clause’’ or ‘‘sub-Clause’’ are references to a Clause or sub-Clause of   this Agreement;

1.3.2       the terms ‘‘hereof’’, ‘‘herein’’ and ‘‘hereunder’’ and other words of similar import shall mean this Agreement as a whole and not any particular part hereof;

1.3.3       words importing the singular number include the plural and vice versa;

1.3.4       all references to ‘‘taxes’’ include all present or future taxes, levies, imposts and duties of any nature and the terms ‘‘tax’’ and ‘‘taxation’’ shall be construed accordingly; and

1.3.5       the table of contents and the headings are for convenience only and shall not affect the construction hereof.

2.            FACILITY

2.1          Facility

On the terms and subject to the conditions set forth herein, the Lender hereby agrees to lend the Borrower and the Borrower hereby agrees to borrow from the Lender U.S.$500,000,000.

2.2          Purpose

The net proceeds of the Advance will be used by the Borrower for general corporate purposes and, accordingly, the Borrower shall apply all amounts raised by it hereunder for such purposes, but the Lender shall not be concerned with the application thereof.

2.3          Facility Fee

The Borrower shall pay fees and expenses in the amount of U.S.$2,298,236 to the Lender in consideration for the arrangement of the Facility (the ‘‘Facility Fee’’) as set forth in Clause 3.2 below.

3.            DRAWDOWN

3.1          Drawdown

On the terms and subject to the conditions of this Agreement, on the Closing Date the Lender shall make the Advance to the Borrower and the Borrower shall make a single drawing in the full amount of the Facility.

3.2          Facility Fee

In consideration of the Lender making the Advance to the Borrower, the Borrower hereby agrees to pay to the Lender, in Same-Day Funds, the Facility Fee promptly, but in any event no later than 10.00 a.m. (London time) on May 29,  2013.

3.3          Disbursement

Subject to the conditions set forth herein, on the Closing Date the Lender shall transfer the amount of the Advance to the Borrower’s account as follows:

Mobile TeleSystems Open Joint Stock Company Russia, 109147, Moscow, 4, Marksistskaya St.

OJSC  ‘‘MTS Bank’’

75, SADOVNICHESKAYA STR., MOSCOW, 115035, RUSSIAN FEDERATION Account No: 40702840400000002754

SWIFT: MBRDRUMM

Intermediate Account Information:

The Bank of New York Mellon, New York, USA SWIFT: IRVTUS3N  or JPMorgan Chase Bank NA, New York,  USA SWIFT:   CHASUS33

3.4          Ongoing  Fees  and Expenses

In consideration of the Lender making available the Loan to the Borrower, the Borrower shall pay in one or more installments on demand to the Lender each year an additional fee equating to all properly incurred and documented ongoing fees, taxes and expenses of the Lender (including, without limitation, any corporate service provider fees, stock exchange fees, listing fees, audit fees, legal fees and the anticipated winding-up expenses of the Lender) as set forth in an invoice from the Lender to the Borrower. Before such payment is made by the Borrower, the Lender shall submit an invoice providing, in reasonable detail, the nature and calculation of the relevant payment or expense.

4.            INTEREST

4.1          Rate of Interest

The Borrower will pay interest in U.S. Dollars to the Lender on the outstanding principal amount of the Loan from time to time at the rate of 5% per annum (the ‘‘Rate of Interest’’).

4.2          Payment

Interest at the Rate of Interest shall accrue from day to day, starting from (and including) the Closing Date and shall be paid in arrear not later than 10.00 a.m. (New York City time) one Business Day prior to each Interest Payment Date. Interest on the Loan will accrue to (but excluding) the Repayment Date (or any date upon which the Loan is prepaid pursuant to Clause 5) unless payment of principal due on such date is withheld or refused, in which event interest will continue to accrue (before or after any judgment) at the Rate of Interest to (but excluding) the date on which payment in full of the principal thereof is made. The amount of interest payable in respect of the Loan for any Interest Period shall be calculated by applying the Rate of Interest to the Loan, dividing the product by two and rounding the resulting figure to the nearest cent (half a cent being rounded down). If interest is required to be calculated for any period of less than a year, it will be calculated on the basis of a year of 360 days consisting of 12 months of 30 days each and, in the case of an incomplete month, the actual number of days elapsed. ‘‘Interest Period’’ means each period beginning on (and including) the Closing Date or any Interest Payment Date and ending on (but excluding) the next Interest Payment Date.

5.            REPAYMENT AND PREPAYMENT

5.1          Repayment

Except as otherwise provided herein, the Borrower shall repay the Loan not later than 10 a.m. (New York City time) one Business Day prior to the Repayment  Date.

5.2          Prepayment in the Event of Taxes  or Increased   Costs

If, as a result of the application of any amendments or clarification to, or change (including a change in interpretation or application) in, or determination under, the double tax treaty between the Russian Federation and Ireland or the laws or regulations of the Russian Federation or Ireland or of any political sub-division thereof or any authority thereof or therein having power to tax (the ‘‘Taxing Jurisdiction’’) or the enforcement of the security provided for in the Trust Deed, the Borrower would thereby be required to make or increase any payment due hereunder as provided in Clause 6.2 or 6.3 (other than, in each case, where the increase in payment is in respect of any amounts due or paid pursuant to Clause 3), or if (for whatever reason) the Borrower would have to or has been required to pay additional amounts pursuant to Clause 8, and in any such case such obligation cannot be avoided by the Borrower taking reasonable measures available to it, then the Borrower may (without premium or penalty), upon not less than 30 calendar days’ nor more than 60 calendar days’ prior written notice to the Lender (which notice shall be irrevocable), prepay the Loan in whole (but not in part) at    any time.

Prior to giving any such notice in the event of an increase in payment pursuant to Clause 6.2, the Borrower shall deliver to the Lender (with a copy to the Trustee) an Officers’ Certificate confirming that the Borrower would be required to increase the amount payable, supported by an opinion of an independent tax adviser of international repute addressed to the Lender.

5.3          Prepayment in the Event of   Illegality

If, at any time, by reason of the introduction of any change after the date of this Agreement in any applicable law, regulation, regulatory requirement or directive of any applicable Agency, the Lender reasonably determines (setting out in reasonable detail the nature and extent of the relevant circumstances and such determination being accompanied if so requested by an Opinion of Counsel with the cost of such Opinion of Counsel being borne solely by the Borrower) that it is or would be unlawful or contrary to any applicable law, regulation, regulatory requirement or directive of any Agency or otherwise for the Lender to allow all or part of the Loan or the Notes to remain outstanding or for the Lender to maintain or give effect to any of its obligations in connection with this Agreement and/or to charge or receive or to be paid interest at the rate then applicable to  the Loan (an ‘‘Event of Illegality’’), then upon notice by the Lender to the Borrower in writing, the Borrower and the Lender shall consult in good faith as to a basis which eliminates the application of such Event of Illegality; provided, however, that the Lender shall be under no obligation to continue such consultation if a basis has not been determined within 30 days of the date on which it so notified the Borrower. If such a basis has not been determined within the 30 days, then upon written notice by the Lender to the Borrower and the Trustee, the Borrower shall prepay the Loan in whole (but not in part) on the next Interest Payment Date or on such earlier date as the Lender shall (acting reasonably) certify to be necessary to comply with such requirements.

5.4          Prepayment upon Change of Control Put   Event

5.4.1       Promptly, and in any event within 30 calendar days after becoming aware of the occurrence of any Change of Control Put Event, the Borrower shall deliver to the Lender and the Trustee a written notice in the form of an Officers’ Certificate, which notice shall be irrevocable, stating that a Change of Control Put Event has occurred and stating the circumstances and relevant facts giving rise to such Change of Control Put Event.

5.4.2       If, following a Change of Control Put Event, any Noteholder has exercised its Change of Control Put Option, the Borrower shall on the Change of Control Put Settlement Date, prepay 101% of the principal amount of the Loan in an amount which corresponds to the aggregate principal amount of the Notes (as notified to the Borrower by the Paying Agents) in relation to which the Change of Control Put Option has been duly exercised together with interest accrued (if any) to the Change of Control Put Settlement Date in accordance with the Conditions.

5.5          Reduction of Loan upon Cancellation of   Notes

The Borrower or any Subsidiary of the Borrower may from time to time, in accordance with the Conditions, purchase Notes in the open market or by tender or by a private placement at any price and deliver to the Lender Notes, having an aggregate principal value of at least U.S.$1,000,000, together with a request for the Lender to present such Notes to the Registrar for cancellation, and may also from time to time procure the delivery to the Registrar of the Global Certificates with instructions to cancel a specified aggregate principal amount of Notes (being at least U.S.$1,000,000) represented thereby (which instructions shall be accompanied by evidence satisfactory to the Registrar that the Borrower is entitled to give such instructions), whereupon the Lender shall, pursuant to Clause 8.1 of the Agency Agreement, request the Registrar to cancel such Notes (or specified aggregate principal amount of Notes represented by the Global Certificates). Upon any such cancellation by or on behalf of the Registrar, the principal amount of the Loan corresponding to the principal amount of such Notes shall be extinguished for all purposes as of the date of such cancellation.

5.6                              Payment of Other Amounts

If the Loan is to be prepaid by the Borrower pursuant to any of the provisions of Clause 5.2, 5.3 or 5.4, the Borrower shall, simultaneously with such prepayment, pay to the Lender accrued interest thereon to the date of actual payment and all other sums payable by the Borrower pursuant to this Agreement in relation to the prepaid amount. For the avoidance of doubt, if the principal amount of the Loan is reduced pursuant to the provisions of Clause 5.5, then no interest shall accrue or be payable during the Interest Period in which such reduction takes place in respect of the amount by which the Loan is so reduced and the Lender shall not be entitled to any interest in respect of the cancelled  Notes.

5.7                              Provisions Exclusive

The Borrower shall not prepay or repay all or any part of the amount of the Loan except at the times and in the manner expressly provided for in this Agreement. The Borrower shall not be permitted to re-borrow any amounts prepaid or repaid.

6.                                     PAYMENTS

6.1                              Making of Payments

All payments of principal, interest and additional amounts (other than those in respect of Reserved Rights) to be made by the Borrower under this Agreement shall be made unconditionally by credit transfer to the Lender not later than 10 a.m. (New York City time) one Business Day prior to each Interest Payment Date or the Repayment Date or the date of any payment (as the case may be) in Same-Day Funds to the Account, or as the Trustee may otherwise direct following the occurrence of a Default or a Relevant Event.

The Borrower shall, before 10 a.m. (Local Time) on the second Business Day prior to each Interest Payment Date or the Repayment Date or such other date (as the case may be), procure that the bank effecting such payments on its behalf confirms to the Principal Paying Agent or to the Borrower (who shall immediately provide the same to the Principal Paying Agent) by authenticated SWIFT the payment instructions relating to such payment.

The Lender agrees with the Borrower that it will not deposit any other moneys into the Account and that no withdrawals shall be made from the Account other than as provided for and in accordance with the Trust Deed and the Agency Agreement.

The parties to the Trust Deed and the Agency Agreement are intended by the parties to this Agreement to have the right under the Contracts (Rights of Third Parties) Act 1999 to enforce the terms of this Clause 6.1.

6.2                              No Set-Off, Counterclaim or Withholding;  Gross-Up

All payments to be made by the Borrower under this Agreement shall be made in full without set-off or counterclaim and (except to the extent required by law) free and clear of and without deduction for or on account of any Taxes. If the Borrower shall be required by applicable law to make any deduction or withholding from any payment under this Agreement for or on account of any such Taxes, it shall, on the due date for such payment, increase the payment of principal or interest or any other payment due hereunder to such amount as may be necessary to ensure that the Lender receives a net amount in U.S. Dollars equal to the full amount which it would have received had payment not been made subject to such Taxes, and shall promptly account to the relevant authorities for the relevant amount of such Taxes so withheld or deducted within the time allowed for such payment under applicable law, and shall deliver to the Lender without undue delay evidence of such deduction or withholding and of the accounting therefor to the relevant taxing authority. If the Lender pays any amount in respect of such Taxes (including penalties or interest)

the Borrower shall reimburse the Lender in U.S. Dollars for such properly documented payment on demand. For the avoidance of doubt, this Clause 6.2 is without prejudice to any obligations of the Lender contained in Clause 6.6.

6.3                              Withholding on the  Notes

Without prejudice to the provisions of Clause 6.2, if the Lender notifies the Borrower (setting out in reasonable detail the nature and extent of the obligation) that it has become obliged to make any withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of Ireland or any political subdivision or any authority thereof or therein having the power to tax from any payment which it is obliged to make, or would otherwise be obliged to make but for the imposition of any such withholding or deduction for or on account of such taxes, under or in respect of the Notes, the Borrower agrees to pay into the Account in Same-Day Funds, no later than one Business Day prior to the date on which payment is due to the Noteholders, such additional amounts as are equal to the additional amounts which the Lender would be required to pay in order that the net amounts received by the Noteholders, after such withholding or deduction, will equal the respective amounts which would have been received by the Noteholders in the absence of such withholding or deduction; provided, however, that the Lender shall immediately upon receipt from any Paying Agent of any reimbursement of the sums paid pursuant to this provision, to the extent that any Noteholders are not entitled to such additional amounts pursuant to the Conditions, pay such additional amounts to the Borrower (it being understood that neither the Lender, the Principal Paying Agent or any Paying Agent shall have any obligation to determine whether any Noteholder is entitled to any such additional amounts).

Any notification by the Lender to the Borrower in connection with this Clause 6.3 shall be given as soon as reasonably practicable after the Lender becomes aware of any obligation on it to make any such withholding or deduction.

6.4                              Reimbursement

To the extent that the Lender subsequently obtains or uses any tax credit or allowance or other reimbursements relating to a deduction or withholding with respect to which the Borrower has made a payment pursuant to this Clause 6, the Lender shall promptly pay to the Borrower so much of the benefit it received as will leave the Lender in substantially the same position as it would have been had no additional amount been required to be paid by the Borrower pursuant to this Clause 6; provided, however, that the question of whether any such benefit has been received, and accordingly, whether any payment should be made to the Borrower, the amount of any such payment and the timing of any such payment, shall be determined reasonably by the Lender. Subject to Clauses 6.5 and 6.6, the Lender shall have the absolute discretion whether, and in what order and manner, it claims any credits, allowances or refunds available to it, and the Lender shall in no circumstances be obliged to disclose to the Borrower any information regarding its tax affairs or its computations.

6.5                              Mitigation

If at any time either party hereto becomes aware of circumstances which would or might, then or thereafter, give rise to an obligation on the part of the Borrower to make any deduction, withholding or payment as described in Clauses 6.2 or 6.3, then, without in any way limiting, reducing or otherwise qualifying the Lender’s rights, or the Borrower’s obligations, under such Clauses, such party shall as soon as reasonably practicable upon becoming aware of such circumstances notify the other party, and, thereupon the parties shall consider and consult with each other in good faith with a view to finding, agreeing upon and implementing a method or methods by which any such obligation may be avoided or mitigated and, to the extent that both parties can do so without taking any action which in the reasonable opinion of such party is prejudicial to its own position, take such reasonable steps as may be available to it to avoid such obligation or mitigate the effect of such circumstances. The Borrower agrees to reimburse the Lender upon receipt of an original demand for payment for all properly documented costs and expenses (including but not limited to legal fees) incurred by the Lender in connection with this Clause 6.5.

6.6                              Tax Treaty Relief

6.6.1                    The Lender shall once in each calendar year, prior to the first Interest Payment Date in that calendar year, at the expense of the Borrower, use commercially reasonable efforts to obtain and deliver, to the Borrower no later than 10 Business Days prior to such Interest Payment Date, a tax residency certificate issued by the competent authorities of Ireland confirming that the Lender is resident for tax purposes in Ireland. At the cost of the Borrower, the residency certificate shall be apostilled at the Irish Department of Foreign Affairs. Provided that the tax residency certificate application has been filed in due time, the Lender shall not be responsible for any failure to provide, or any delays in providing, such tax residency certificate as a result of any action or inaction of any authority of Ireland, but shall notify the Borrower as soon as practicable about any such failure or delay with an indication of the actions taken by the Lender to obtain such tax residency certificate.

6.6.2                    If Russian legislation regulating the procedures for obtaining an exemption from Russian withholding tax on income changes, the Lender shall (subject to being informed of any such changes by the Borrower) use its reasonable and timely efforts to assist the Borrower to obtain relief from such tax pursuant to the double taxation treaty between the Russian Federation and Ireland and the procedures referred to in Clause 6.6.1 will be deemed changed accordingly.

7.                                     CONDITIONS PRECEDENT

The obligation of the Lender to make the Advance shall be subject to the further conditions precedent that as at the Closing Date (a) the representations and warranties made and given by the Borrower in Clause 9.1 shall be true and accurate as if made and given on the Closing Date with respect to the facts and circumstances then existing; (b) the Borrower shall not be in breach of any of the terms, conditions and provisions of this Agreement; (c) the Subscription Agreements, the Agency Agreement and the Trust Deed shall have been executed and delivered; (d) the Lender shall have received the full amount of the proceeds of the issue of the Notes pursuant to the Subscription Agreements; and (e) the Lender shall have received in full the amount referred to in Clause  2.3.

8.                                     CHANGE IN LAW OR INCREASE IN   COST

8.1                              Compensation

In the event that after the date of this Agreement there is any change in or introduction of any tax, law, regulation, regulatory requirement or official directive (whether or not having the force of law but, if not having the force of law, the observance of which is in accordance with the generally accepted financial practice of financial institutions in the country concerned) or in the interpretation or application thereof by any person charged with the administration thereof and/or any compliance by the Lender in respect of the Loan or the Facility with any request, policy or guideline (whether or not having the force of law but, if not having the force of law, the observance of which is in accordance with the generally accepted financial practice of financial institutions in the country concerned) from or of any central bank or other fiscal, monetary or other authority, agency or any official of any such authority, which:

8.1.1                    subjects or will subject the Lender to any Taxes with respect to payments of principal of or interest on the Loan or any other amount payable under this Agreement (other than any Taxes payable by the Lender on its overall net income, any taxes referred to in Clause 6.2, or any Taxes referred to in Clause  6.3);

8.1.2                    increases or will increase the taxation of or changes or will change the basis of taxation of payments to the Lender of principal of or interest on the Loan or any other amount payable under this Agreement (other than any such increase or change which arises by reason of any increase in the rate of tax payable by the Lender on its overall net income or as a result of any taxes referred to in Clause 6.2 or any taxes referred to in Clause 6.3);   or

8.1.3                    imposes or will impose on the Lender any other condition affecting this Agreement, the Facility or the Loan,

and if as a result of any of the  foregoing:

(i)                                    the cost to the Lender of making, funding or maintaining the Loan or the Facility is  increased;

(ii)                                 the amount of principal, interest or additional amounts payable to or received by the Lender hereunder is reduced; or

(iii)                              the Lender makes any payment or foregoes any interest or other return on or calculated by reference to the gross amount of any sum receivable by it from the Borrower hereunder or makes any payment or foregoes any interest or other return on or calculated by reference to the gross amount of the Loan, then, subject to the following and in each such case:

(a)                                the Lender shall, as soon as practicable after becoming aware of such increased cost, reduced amount or payment made or foregone, give written notice to the Borrower together with a certificate signed by two directors of the Lender or by any persons empowered by the authorized signatories of the Lender on behalf of the Lender describing in reasonable detail the introduction or change or request which has occurred and the country or jurisdiction concerned and the nature and date thereof and demonstrating the connection between such introduction, change or request and such increased cost, reduced amount or payment made or foregone, setting out in reasonable detail the basis on which such amount has been calculated, and providing all relevant supporting documents evidencing the matters set out in such certificate; and

(b)                                upon demand by the Lender to the Borrower, the Borrower, in the case of sub-Clauses (i)    and (iii) above, shall pay to the Lender such additional amount as shall be necessary to compensate the Lender for such increased cost, and, in the case of sub-Clause (ii) above, at the time the amount so reduced would otherwise have been payable, pay to the Lender such additional amount as shall be necessary to compensate the Lender for such reduction, payment or forgone interest or other return; provided however, that the amount of such increased cost, reduced amount or payment made or forgone shall be deemed not to exceed an amount equal to the proportion which is directly attributable to this Agreement, and provided, further, that the Lender will not be entitled to such additional amount where such reduction, payment or forgone interest or other return arises as a result of the negligence or willful default of the  Lender, provided that this Clause 8.1 will not apply to or in respect of any matter for which the Lender has already been compensated under Clauses 6.2 and 6.3.

8.2                              Mitigation

In the event that the Lender becomes entitled to make a claim pursuant to Clause 8.1, the Lender shall consult in good faith with the Borrower and shall use reasonable efforts (based on the Lender’s reasonable interpretation of any relevant tax, law, regulation, requirement, official directive, request, policy or guideline) to reduce, in whole or in part, the Borrower’s obligations to pay any additional amount pursuant to such Clause except that nothing in this Clause 8.2 shall obligate the Lender to incur any costs or expenses in taking any action hereunder which, in the reasonable opinion of the Lender, is prejudicial to it unless the Borrower agrees to reimburse the Lender such costs or expenses.

9.                                     REPRESENTATIONS AND WARRANTIES

9.1                              The Borrower’s Representations and Warranties

The Borrower represents and warrants to the Lender, with the intent that such shall form the basis of this Agreement, at the date hereof and shall be deemed to be repeated by the Borrower on the Closing Date, that:

9.1.1                    the Borrower has been duly registered and is validly existing as an open joint stock company under the laws of the Russian Federation with full power and authority to own, lease and operate its properties and assets and conduct its business as described in the Prospectuses, and is duly qualified to transact business in each jurisdiction in which its ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect and each Subsidiary of the Borrower is a company duly registered and validly existing under the laws of the jurisdiction of its incorporation and is duly qualified to transact business in each jurisdiction in which its ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, and each has full power and authority to own, lease and operate its properties and assets and conduct its business as described in the Prospectuses, in each case except where the failure to be so qualified would not have a Material Adverse Effect;

9.1.2                    this Agreement is a valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

9.1.3                    the execution and delivery of this Agreement by the Borrower, the compliance by the Borrower with the provisions of this Agreement and the consummation of the other transactions herein contemplated do not (i) require the consent, approval, authorization, registration or qualification of or with any governmental authority, except such as have been obtained or made; (ii) conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under, (a) any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries or any of their respective properties are bound, except where any such violation would not have a Material Adverse Effect; or (b) the constitutive documents of the Borrower; or (iii) conflict with or violate any statute or any judgment, decree, order, rule or regulation of any court or other governmental authority or any arbitrator applicable to the Borrower or any of its Subsidiaries;

9.1.4                    (i) the execution and delivery of this Agreement have been duly authorized by all necessary corporate action of the Borrower; (ii) this Agreement has been duly executed and delivered by the Borrower; and (iii) the Borrower has received all licenses, approvals, registrations and permissions necessary to effect the transactions contemplated by this Agreement;

9.1.5                    (i) (a) no Event of Default exists and (b) no event has occurred which, with notice or lapse of time or both, would constitute a default in the due performance and observance of any term, covenant or condition of any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries or any of their respective properties is bound, except where (in the case of this sub-Clause 9.1.5(i)(b) only) such default would not have a Material Adverse Effect; and (ii) no such event will occur upon the making of the Advance;

9.1.6                    except as disclosed in the Prospectuses no legal or governmental proceedings are pending or, to the best of the Borrower’s knowledge, threatened to which the Borrower or any of its Subsidiaries is a party or to which the property of the Borrower or any of its Subsidiaries is subject that are required to be described in the Prospectuses or are otherwise material to the Borrower or the Borrower and its Subsidiaries, taken as a whole, and are not described therein;

9.1.7                    the Borrower’s obligations under the Loan rank at least pari passu with all its other unsecured and unsubordinated Debt, except as otherwise provided by mandatory provisions of applicable law;

9.1.8                    the Borrower and each of its Subsidiaries have good and marketable title to all items of real property and marketable title to all personal property owned by each of them, in each case free and clear of any security interests, liens, encumbrances, equities, claims and other defects, and any real property and buildings held under lease by the Borrower or any Subsidiary of the Borrower are held under valid, subsisting and enforceable leases, all except as described in the Prospectuses or where the failure to have or hold the same would not have a Material Adverse Effect;

9.1.9                    the Borrower and its Subsidiaries own or possess, or can acquire on reasonable terms, all material patents, patent applications, trademarks, service marks, trade names, licenses, know-how, copyrights, trade secrets and proprietary or other confidential information necessary to operate the business now operated by them, and, except as disclosed in the Prospectuses, neither the Borrower nor any Subsidiary of the Borrower has received any notice of infringement of or conflict with asserted rights of any third party with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect;

9.1.10             the Borrower and its Subsidiaries possess all consents, licenses, certificates, authorizations and permits issued by the appropriate Russian or foreign regulatory authorities, including in each instance federal, state and local authorities, necessary to conduct their respective businesses, except as described in the Prospectuses or except where the failure to possess the same would not have a Material Adverse Effect. Neither the Borrower nor any Subsidiary of the Borrower has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have  a  Material  Adverse Effect;

9.1.11             (i) except as described in the Prospectuses, the Borrower and each of its Subsidiaries maintains insurance of the types and in amounts adequate for its business and, to the best of the Borrower’s knowledge, consistent with insurance coverage maintained by companies carrying on similar business or owning assets of a similar nature in the jurisdiction in which it operates; and (ii) neither the Borrower nor any Subsidiary of the Borrower has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect;

9.1.12             except as described in the Prospectuses, neither the Borrower nor any of its Subsidiaries has violated any (i) Russian or foreign, including in each instance applicable federal, state or local, law or regulation relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants; (ii) any applicable Russian or foreign, including in each instance federal, state or local, law or regulation relating to discrimination in the hiring, promotion or pay of employees; or (iii) any applicable Russian or foreign, including in each instance, federal, state or local wages  and  hours laws or regulation, which in the case of (i), (ii) or (iii) above might reasonably be expected to have a Material Adverse Effect;

9.1.13             other than the restrictions imposed by Russian Law or other law applicable to the Borrower or its Subsidiaries, no Subsidiary of the Borrower other than Uzdunrobita FE LLC and its Subsidiary undertakings, is currently prohibited, directly or indirectly, from paying any dividends to the Borrower, making any other distribution on such Subsidiary’s capital stock, repaying to the Borrower any loans or advances to such Subsidiary from the Borrower or transferring any of such Subsidiary’s property or assets to the Borrower or any other Subsidiary of the Borrower;

9.1.14             subsequent to 31 December 2012 and except as described in the Prospectuses, (i) neither the Borrower nor any of its Subsidiaries has sustained any loss or interference with its respective businesses or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any labor dispute or any legal or governmental proceeding that is material to the Borrower or the Borrower and its Subsidiaries, taken as a whole; there has been no material adverse change, or development involving a prospective material adverse change, in the business, financial condition or results of operations of the Borrower or the Borrower and its Subsidiaries, taken as a whole; (iii) the Borrower or the Borrower and its Subsidiaries, taken as a whole, have not incurred any material liability or obligation, direct or contingent, or entered into any material transaction not in the ordinary course of business; (iv) the Borrower has not purchased any of its outstanding capital stock, or declared, paid or otherwise made any dividend or distribution of any kind on its capital stock; and (v) there has not been any material change in the capital stock, short-term or long-term debt of the Borrower or the Borrower and its Subsidiaries, taken as a whole;

9.1.15             the execution, delivery and enforceability of this Agreement is not subject to any tax, duty, fee or other charge, including, but without limitation to, any registration or transfer tax, stamp duty or similar levy, imposed by or within the Russian Federation or any political subdivision or taxing authority thereof or therein (other than state duty paid on any claim, petition or other application filed with a Russian court);

9.1.16             the Borrower is subject to civil and commercial law with respect to its obligations under this Agreement, and the execution, delivery and performance of this Agreement by it constitutes private and commercial acts rather than public or governmental acts. Under the laws of Russia, neither the Borrower nor any of its assets has any immunity (sovereign or otherwise) from set-off, the jurisdiction of any court of Russia or any legal process in any court of Russia (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise);

9.1.17             the Borrower has access, subject to the laws of the Russian Federation, to the internal currency market in the Russian Federation and, to the extent necessary, valid agreements with Russian commercial banks for purchasing U.S. dollars to make payments of amounts which may be payable pursuant to this Agreement;

9.1.18             except as would not have a Material Adverse Effect, no labor strike, dispute, disturbance, lockout, slowdown or stoppage of employees of the Borrower or any of its Subsidiaries currently exists, and, to the best knowledge of the Borrower, no such action is threatened;

9.1.19             in any proceedings taken in the Russian Federation in relation to this Agreement, the choice of English law as the governing law of this Agreement and any arbitration award obtained in England in relation thereto will be recognized and enforced in the Russian Federation after compliance with the applicable procedures and rules and all other legal requirements and court practice in Russia; and

9.1.20             subject to the performance by the relevant parties of the relevant established procedures in connection with the obtaining of an applicable withholding tax exemption for payments hereunder, no withholding in respect of any taxes is required to be made from any payment by the Borrower under this Agreement, save (in each case) for VAT that may be payable with respect to the reimbursement of legal fees.

9.2                              Lender’s Representations and  Warranties

The Lender represents and warrants to the Borrower as follows:

9.2.1                    the Lender is duly incorporated and validly existing under the laws of Ireland and has full power and capacity to execute this Agreement and to undertake and perform the obligations expressed to be assumed by it herein and the Lender has taken all necessary action to approve and authorize the same;

9.2.2                    the execution of this Agreement and the undertaking and performance by the Lender of the obligations expressed to be assumed by it herein will not conflict with, or result in a breach of or default under, the laws of Ireland, any agreement or instrument to which it is a party or by which it is bound or in respect of any Debt in relation to which it is a surety or the constitutive documents of the Lender;

9.2.3                    this Agreement has been duly executed by and constitutes legal, valid and binding obligations of the Lender enforceable in accordance with its terms, subject to applicable bankruptcy, examinership, insolvency, liquidation, administration, moratorium, re-organization and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity;

9.2.4                    all authorizations, consents and approvals required by the Lender in Ireland for or in connection with the execution of this Agreement and the performance by the Lender of the obligations expressed to be undertaken by it herein have been obtained and are in full force and effect;

9.2.5                    the Lender is a resident of Ireland for taxation purposes and subject to taxation in Ireland not merely on the basis of the source of its income or location of its property but on the basis of its registration as a legal entity, location of its management body or other similar criteria. The Lender may also receive certification to the effect that it is resident in Ireland for taxation purposes from the relevant Irish authority. At the date hereof, the Lender reasonably believes that it does not have a permanent establishment or presence in the Russian Federation save for any which may be created solely as a result of the Lender entering into and performing its obligations under this Agreement or any other loan agreements entered into with the Borrower and the transactions contemplated herein and therein;

9.2.6                    the Lender will fully account for the Notes and the Loan on its balance  sheet;

9.2.7                    the Lender does not own, either directly or indirectly, any shares of the Borrower;

9.2.8                    the Lender has taken no action (other than entering into loan arrangements with the Borrower and the transactions and documents connected therewith) which would cause it to become registered in Russia for VAT purposes;

9.2.9                    there is no reference to the territory of Russia as the actual place of the Lender’s activity in the memorandum or articles of association of the Lender; and

9.2.10             the members of the board of directors of the Lender are all individuals that are tax resident in Ireland.

10.                              COVENANTS

So long as the Loan or any other sum owing hereunder remains outstanding:

10.1                       Negative Pledge

The Borrower will not, and will not permit any Subsidiary of the Borrower to, create, assume or permit to exist any Debt secured by Lien (other than a Permitted Lien) upon or in respect of any of its or their property or assets, now owned or hereafter acquired, without effectively providing that the Loan shall be directly secured equally and ratably with the Debt secured by such Lien.

10.2                       Corporate Existence

Except as permitted in Clauses 10.3 and 10.4, the Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect the corporate existence, rights (by charter and statutory), licenses and franchises of the Borrower, provided that it shall not be required to preserve any such right, license or franchise if the board of directors of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and that the loss thereof is not disadvantageous in any material respect to the Lender.

10.3                       Merger,  Consolidation and Disposition of   Assets

The Borrower shall not enter into or become subject to any reorganization (including, without limitation, any amalgamation, demerger, merger or corporate reorganization) or to change its corporate structure if such reorganization or change would have a Material Adverse Effect.

10.4                       Sale of Assets by the  Borrower

So long as the Loan remains outstanding, (a) each conveyance, transfer, sale or lease of assets (other than the payment of dividends) by the Borrower or one of its Subsidiaries (other than Uzdunrobita FE LLC and/or any of its Subsidiary undertakings) to an Affiliate (other than the Borrower or one of its Subsidiaries) shall be made for Fair Market Value; and (b) if at any time subsequent to the Closing Date, the Borrower and its Subsidiaries (other than Uzdunrobita FE LLC and/or any of its Subsidiary undertakings) have engaged in a transaction or series of related transactions that, in the aggregate, result in the conveyance, transfer, sale or lease of assets (other than the payment of dividends) to one or more Affiliates (other than to the Borrower or one of its Subsidiaries) with a Fair Market Value of more than U.S.$200,000,000 (or the equivalent in other currencies), the Borrower shall deliver to the Lender a resolution of the board of directors of the Borrower, which shall confirm that such transaction was made for Fair Market Value.

10.5                       Reports

10.5.1             The Borrower shall (i) file with the Commission or otherwise make public and deliver to the Lender, within 180 days of the end of each fiscal year, an annual report on Form 20-F (or any successor form) containing the information required to be contained therein (or in such successor form), regardless of whether the Borrower is then required to file a Form 20-F under the rules promulgated by the Commission; (ii) make public and deliver to the Lender, within 150 days of the end of each fiscal year, reports for the fourth quarter of such fiscal year containing its consolidated balance sheet, statement of operations and cash flow statement prepared in accordance with U.S. GAAP (but excluding footnotes) and a discussion by its management highlighting critical financial developments during the fourth quarter; and submit to the Commission or otherwise make public and furnish to the Lender, within 90 days of the end of the first three fiscal quarters of each fiscal year, quarterly reports on Form 6-K (or any successor form) containing its consolidated balance sheet, statement of operations and cash flow statement prepared in accordance with U.S. GAAP (but excluding footnotes) and a discussion by its management highlighting critical financial developments during the period. In addition, the Borrower has agreed that, during any period in which it is not subject to and in compliance with Section 13 or 15 (d) of the Exchange Act or is not exempt from such reporting requirements pursuant to and in compliance with Rule 12g3-2(b) under the Exchange Act, it will provide to each Holder of the Notes (or holder of a beneficial interest therein) and to each prospective purchaser of the Notes (as designated by such Holder or holder of a beneficial interest), upon the request of such Holder, prospective purchaser or holder of a beneficial interest in the Notes, any information required to be provided by Rule 144A(d)(4) under the Securities Act.

10.5.2             The Borrower hereby undertakes that it will deliver to the Lender, without undue delay, such additional information regarding the financial position of the Borrower as the Lender may reasonably request including providing certification  to  the  Trustee  pursuant  to  the  Trust Deed.

10.5.3             The Borrower consents that any information provided to the Lender pursuant to this Clause 10.5 may also be provided to the Trustee, if so requested by the Trustee, without violating any duty of confidentiality or secrecy that the Lender may owe to the Borrower under the laws of Ireland.

10.5.4             Delivery of such reports, information and documents to the Lender is for informational purposes only and the Lender’s receipt thereof shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower’s compliance with any of their respective covenants hereunder (as to which the Lender is entitled to rely exclusively on Officers’ Certificates).

10.6                       Further Instruments and  Acts

Upon request of the Lender or the Trustee, the Borrower shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Agreement.

10.7                       Officers’ Certificates

10.7.1             Following the occurrence of any matter or event specified in this Agreement where this Agreement provides for a determination of whether such matter or event has or will have a Material Adverse Effect, the Borrower shall provide the Lender (with a copy to the Trustee) with an Officers’ Certificate certifying whether such matter or event has or will have a Material Adverse Effect and setting out such additional information as may be required to support such determination. The Lender and the Trustee shall each be entitled to rely solely on an Officers’ Certificate from the Borrower, certifying whether or not such matter has or will have a Material Adverse Effect without liability to the Noteholders or any other person for so doing.

10.7.2             The Borrower shall deliver within 14 days of any written request by the Trustee an Officers’ Certificate as to any fact or matter prima facie within the knowledge of the Borrower as sufficient evidence thereof and a like certificate to the effect that any particular dealing or transaction or step or thing is, in the opinion of the person so certifying, expedient shall be sufficient evidence that such dealing, transaction, step or thing is expedient and the Trustee shall not be bound in any such case to call for further evidence or be responsible for any loss that may be occasioned by its failing to do so.

10.8                       Pari Passu Ranking

The Borrower shall ensure that at all times the claims of the Lender against it under this Agreement rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application and save for obligations mandatorily preferred by law applying to companies generally.

10.9                       Notes held by the  Borrower

Upon being so requested in writing by the Lender or the Trustee, the Borrower shall deliver to the Lender (and to the Trustee) an Officers’ Certificate of the Borrower setting out the total principal amount of Notes which, at the date of such certificate, are held by any person (including, but not limited to, the Borrower, the Lender or any of their respective Subsidiaries) for the benefit of the Borrower or any Subsidiary of the Borrower.

10.10                Verification

Neither the Lender nor the Trustee shall be under any obligation to verify the authenticity of any Officers’ Certificate or any other certificate received by it or be responsible for determining the existence of any Default or Event of Default. The Lender and the Trustee shall each be at liberty to accept any aforementioned Officers’ Certificate as sufficient evidence of any fact or matter stated in such Officers’ Certificate and neither the Lender nor the Trustee shall be bound to call for further evidence or be responsible for any loss that may be occasioned by acting on such Officers’ Certificate or failure to determine the existence of any Default or Event of Default or whether any matter shall have a Material Adverse Effect.

10.11                Covenant Suspension

10.11.1      From and after the date on which the Notes have reached Investment Grade Status until such time as the Notes no longer have Investment Grade Status, the Borrower will be released from its obligations to comply with Clauses 10.3 and 10.4 and, in each case, any related Events of Default under Clause 11.

10.11.2      In the event that, after the Notes achieve Investment Grade Status, the Notes lose such Investment Grade Status, the Borrower will thereafter again be subject to all of the provisions of Clause 10. Such provisions will not, however, be of any effect with regard to the actions of the Borrower properly taken during the continuance of the covenant suspension described in Clause 10.11.1.

11.                              EVENTS OF DEFAULT

11.1                       If one or more of the following events of default (each, an ‘‘Event of Default’’) shall occur, and    for as long as it is continuing, the Lender shall be entitled to the remedies set forth in Clause   11.3.

11.1.1             The Borrower fails to make any payment of interest or additional amounts payable hereunder when the same becomes due and payable and such failure continues for a period of          30 calendar days.

11.1.2             The Borrower fails to make any payment of principal when the same becomes due and payable and such failure continues for a period of 5 Business Days.

11.1.3             The Borrower fails to comply with its obligations described in Clause 5.4 and such failure continues for a period of 5 Business Days.

11.1.4             The Borrower fails to comply with any of its other agreements or covenants in, or provisions of, this Agreement for 30 consecutive days.

11.1.5             Except in connection with or arising out of any On-Going Dispute, a default under any Debt of the Borrower or any Material Subsidiary of the Borrower (other than the Loan or any Debt that is exclusively between the Borrower and any fully-owned Subsidiary or Subsidiaries of the Borrower) or under any indenture or other instrument under which any such Debt has been issued or by which it is governed and the expiration of the applicable period of grace, if any, contained  in  any  such  Debt,  which  in  the  aggregate  exceeds  U.S.$75,000,000  (or   the U.S. Dollar Equivalent), which default (i) has resulted in the acceleration of the payment of such Debt or (ii) has not been cured or waived and constitutes the failure to make any payment of principal or interest on such Debt when due, after the expiration of any applicable grace period.

11.1.6             Except in connection with or arising out of any On-Going Dispute, the entry, by a court having jurisdiction in the premises, of (i) a decree or order for relief in respect of the Borrower or any Material Subsidiary in an involuntary case or proceeding under any Bankruptcy Law; or (ii) a decree or order adjudging the Borrower or any Material Subsidiary bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of, or in respect of, the Borrower or any Material Subsidiary under any Bankruptcy Law or appointing a Custodian of the Borrower or any Material Subsidiary or of any substantial part of the property of the Borrower or any Material Subsidiary, or ordering the winding-up or liquidation (except for any liquidation arising as a result of a merger of a Material Subsidiary into the Borrower) of the affairs of the Borrower or any Material Subsidiary, and (a) with respect to (i) and (ii) above any such decree or order for relief or any such other decree or order remains undischarged or the claim upon which such decree or order is based remains unpaid for at least 60 consecutive calendar days from the date of such decree or order or (b) with respect to (ii) above, a court or competent agency has actually instituted bankruptcy, insolvency, examinership, dissolution, administration, reorganization or liquidation (or any analogous proceedings) including in the case of any entity in the Russian Federation the institution of supervision (nablyudeniye), financial rehabilitation (finansovoye ozdorovleniye), external management (vneshneye upravleniye) or bankruptcy management (konkursnoye proizvodstvo) over the Borrower or a Material Subsidiary registered in Russia.

11.1.7             Except in connection with or arising out of any On-Going Dispute, (i) the commencement by the Borrower or any Material Subsidiary of a voluntary case or proceeding under any Bankruptcy Law or of any other case or proceeding to be adjudicated a bankrupt or insolvent;  (ii) the consent by the Borrower or any Material Subsidiary to the entry of a decree or order for relief in respect of the Borrower or any Material Subsidiary in an involuntary case or proceeding under any Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against the Borrower or any Material Subsidiary; (iii) the filing by the Borrower or any Material Subsidiary of a petition or answer or consent seeking reorganization or relief under any Bankruptcy Law; (iv) the consent by the Borrower or any Material Subsidiary to the filing of such petition or to the appointment of or taking possession by a Custodian of the Borrower or any Material Subsidiary or of any substantial part of the property of the Borrower or any Material Subsidiary, or the making by the Borrower or any Material Subsidiary of an assignment for the benefit of creditors; (v) the admission by the Borrower or any Material Subsidiary in writing of its inability to pay its debts generally as they become due; or (vi) the taking of corporate action by the Borrower or any Material Subsidiary to authorize or effect any such action.

11.1.8             Except in connection with or arising out of any On-Going Dispute, the rendering against the Borrower or any Material Subsidiary of the Borrower of a judgment, decree or order for the payment of money in an amount in excess of U.S.$75,000,000 and the continuance of any such judgment, decree or order unsatisfied and in effect for any period of 60 consecutive calendar days without such judgment, decree or order being appealed, discharged, waived or the execution thereof stayed.

11.2                       Notice  of Default

The Borrower shall deliver to the Lender and the Trustee  (i) on each Interest Payment Date; (ii) within seven Business Days of any written request by the Lender; or (iii) promptly upon becoming aware of the occurrence thereof, written notice in the form of an Officers’ Certificate stating whether any Default or Event of Default has occurred, its status and what action the Borrower is taking or proposes to take with respect thereto.

11.3                       Default Remedies

If any Event of Default shall occur, the Lender may, by notice in writing to the Borrower, (a) declare the obligations of the Lender hereunder to be terminated, whereupon such obligations shall terminate; and (b) declare the Loan to be immediately due and payable by the Borrower and declare all other amounts accrued and/or payable hereunder by the Borrower up to (and including) the date of such termination to be immediately due and payable, whereupon all such amounts shall become immediately due and payable, all without diligence, presentment, demand of payment, protest or notice of any kind, which are expressly waived by the Borrower; provided, however, that if any event of any kind referred to in Clause 11.1.6 or 11.1.7 occurs, the obligations of the Lender hereunder shall immediately terminate, and all amounts payable hereunder by the Borrower that would otherwise be due after the occurrence of such event shall become immediately due and payable, all without diligence, presentment, demand of payment, protest or notice of any kind, which are expressly waived by the Borrower.

11.4                       Rights  Not Exclusive

The rights provided for herein are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law.

11.5                       Right of Set-off

If any amount payable by the Borrower hereunder is not paid as and when due, the Borrower authorizes the Lender to proceed, to the fullest extent permitted by applicable law, without prior notice, by right of set-off, banker’s lien, counterclaim or otherwise, against any assets of the Borrower in any currency that may at any time be in the possession of the Lender, at any branch or office, to the fullest extent of all amounts payable to the Lender hereunder.

12.                              INDEMNITY

12.1                       Indemnification

The Borrower undertakes to the Lender, that if the Lender or any of its Affiliates, each director, officer, employee or agent of the Lender and each person controlling the Lender within the meaning of the United States securities laws (each an ‘‘indemnified party’’) incurs any loss, liability, cost, claim, charge, expense (including, without limitation, taxes and properly incurred legal fees, costs and expenses), demand or damage (a ‘‘Loss’’) as a result of or in connection with the Loan, this Agreement (or enforcement thereof), and/or the issue, constitution, sale, listing and/or enforcement of the Notes and/or the Notes being outstanding, the Borrower shall pay to the Lender on demand an amount equal to such documented Loss and all costs, charges and expenses which it or any indemnified party may pay or incur in connection with investigating, disputing or defending any such action or claim as such costs, charges and expenses are incurred unless such Loss was either caused by such indemnified party’s gross negligence, bad faith, fraud or willful misconduct or arises out of a breach of the representations and warranties of the Lender contained in this Agreement. The Lender shall not have any duty or obligation whether as fiduciary or trustee for any indemnified party or otherwise, to recover any such payment or to account to any other person for any amounts paid to it under this Clause 12.1.

12.2                       Independent Obligation

Clause 12.1 constitutes a separate and independent obligation of the Borrower from its other obligations under or in connection with this Agreement or any other obligations of the Borrower in connection with the issue of the Notes by the Lender and shall not affect, or be construed to affect, any other provision of this Agreement or any such other obligations.

12.3                       Evidence of Loss

A certificate of the Lender setting forth the amount of Loss and specifying in full detail the basis therefor shall, in the absence of manifest error, be conclusive evidence of the amount of such  Loss.

12.4                       Currency Indemnity

To the fullest extent permitted by law, the obligations of the Borrower under this Agreement in respect of any amount due in the currency (the ‘‘first currency’’) in which the same is payable shall, notwithstanding any payment in any other currency (the ‘‘second currency’’) (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the first currency that the Lender may, acting reasonably and in accordance with normal banking procedures, purchase with the sum paid in the second currency (after any premium and costs of exchange) on the Business Day immediately following the day on which the Lender receives such payment. If the amount in the first currency that may be so purchased for any reason falls short of the amount originally due (the ‘‘Due Amount’’), the Borrower hereby agrees to indemnify and hold harmless the Lender against any deficiency in the first currency. Any obligation of the Borrower not discharged by payment in the first currency shall, to the fullest extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided in this Agreement, shall continue in full force and effect.

13.                              SURVIVAL

The obligations of the Borrower pursuant to Clauses 6.2, 6.3, 12 and 14.2 shall survive the execution and delivery of this Agreement, the drawdown of the Facility and the repayment of the Loan, in each case by the Borrower.

14.                              GENERAL

14.1                       Evidence of Debt

The entries made by the Lender in the accounts maintained by the Lender in accordance with its usual practice and evidencing the amounts from time to time lent by and owing to it hereunder shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the Borrower’s obligations  recorded hereunder.

14.2                       Stamp Duties

14.2.1             The Borrower shall pay all stamp, registration and documentary taxes or other charges    (if any) imposed on the Borrower by any person in the United Kingdom, the Russian Federation, Luxembourg, Belgium, the United States or Ireland which may be payable or determined to be payable in connection with the execution, delivery, performance, enforcement, or admissibility into evidence of this Agreement and shall indemnify the Lender against any and all costs and expenses which may be incurred or suffered by the Lender with respect to, or resulting from, delay or failure by the Borrower to pay such taxes or similar charges upon presentation by the Lender to the Borrower of documentary evidence of such costs and expenses.

14.2.2             The Borrower agrees that if the Lender incurs a liability to pay any stamp, registration and documentary taxes or other charges (if any) imposed by any person in the United Kingdom, the Russian Federation, Luxembourg, Belgium, the United States or Ireland which may be payable or determined to be payable in connection with the execution, delivery, performance, enforcement, or admissibility into evidence of this Agreement and any documents related hereto, the Borrower shall repay the Lender on demand an amount equal to such stamp or other documentary taxes or duties and shall indemnify the Lender against any and all costs and expenses which may be incurred or suffered by the Lender with respect to, or resulting from, delay or failure by the Borrower to procure the payment of such taxes or similar charges.

14.3                       Waivers

No failure to exercise and no delay in exercising, on the part of the Lender or the Borrower, any right, power or privilege hereunder and no course of dealing between the Borrower and the Lender shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by applicable law.

14.4                       Prescription

In the event that any Notes become void pursuant to Condition 11, the Lender shall forthwith repay to the Borrower the principal amount of such Note subject to the Lender having previously received from the Borrower a corresponding amount in respect of principal pursuant to this Agreement.

15.                              NOTICES

All notices, requests, demands or other communications to or upon the respective parties hereto shall be given or made in the English language by fax or otherwise in writing and shall be deemed to have been duly given or made at the time of delivery, if delivered by hand or courier or if sent by facsimile transmission or by airmail to the party to which such notice, request, demand or other communication is required or permitted to be given or made under this Agreement addressed as follows:

15.1                       if to the Borrower:

Mobile TeleSystems Open-Joint Stock Company 4, Marksistskaya Street

109147 Moscow Russian Federation

Fax:                        +7 495 766 0100

Attention: Vice President—Investments and Securities

15.2                       if to the Lender:

MTS International Funding Limited 19-20 City Quay

Dublin 2 Ireland

Fax:                        +353  1  633 6049

Attention: The Directors

or to such other address or facsimile number as any party may hereafter specify in writing to the other.

16.                              ASSIGNMENT

16.1                       General

This Agreement shall inure to the benefit of and be binding upon the parties, their respective Successors and any permitted assignee or transferee of some or all of a party’s rights or obligations under this Agreement. Any reference in this Agreement to any party shall be construed accordingly and, in particular, references to the exercise of rights and discretions by the Lender or the forming of an opinion or the making of any determination, following notification to the Borrower of the assignment and/or enforcement of the security, each as referred to in Clause 16.3, shall include references to the exercise of such rights or discretions or the forming of an opinion or the making of any determination by the Trustee (as Trustee). Notwithstanding the foregoing, the Trustee shall not be entitled to participate in any determinations by the Lender, or any discussions between the Lender and the Borrower or any agreements of the Lender or the Borrower, pursuant to Clause 6.4, 6.5 or 8.2.

16.2                       By the Borrower

The Borrower shall not be entitled to assign or transfer all or any part of its rights or obligations hereunder to any other person.

16.3                       By the Lender

Subject to the provisions of Clause 17 of the Trust Deed, the Lender may not assign or transfer, in whole or in part, any of its rights and benefits or obligations under this Agreement other than the Reserved Rights except (i) the charge by way of first fixed charge granted by the Lender in favor of the Trustee (as Trustee) of certain of the Lender’s rights and benefits under this Agreement; and

(ii) the absolute assignment by the Lender to the Trustee of certain rights, interests and benefits under this Agreement, in each case, pursuant to Clause 4 of the Trust Deed. Nothing herein shall prevent the Trustee from assigning or transferring any rights held by it in relation to or under this Agreement, provided that any such assignment or transfer is in accordance with Clause 26 of the Trust Deed.

17.                              LAW AND JURISDICTION

17.1                       Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

17.2                       Jurisdiction

The parties irrevocably agree that any dispute arising out of or in connection with this Agreement, including a dispute as to the validity, existence or termination of this Agreement or the consequences of its nullity and/or this Clause 17.2 (a ‘‘Dispute’’), shall be resolved by arbitration in London, England, conducted in the English language by three arbitrators, in accordance with the rules set down by the LCIA (formerly the London Court of Arbitration (‘‘LCIA Rules’’), which rules are deemed to be incorporated by reference into this Clause, save that Article 5.6 of the LCIA Rules shall be amended as follows: unless the parties agree otherwise, the third arbitrator, who shall act as chairman of the tribunal, shall be nominated by the two arbitrators nominated by or on behalf of the parties. If he is not so nominated within 30 days of the date of nomination of the later of the two party-nominated arbitrators to be nominated, he shall be chosen by the LCIA Court. The parties agree to exclude the jurisdiction of the English court under Sections 45 and 69 of the Arbitration Act 1996.

17.3                       Waiver of Immunity

To the extent that the Borrower or the Lender may now or hereafter be entitled, in any jurisdiction in which any legal action or proceeding may at any time be commenced with respect to this Agreement, to claim for itself or any of its undertaking, properties, assets or revenues present or future any immunity (sovereign or otherwise) from suit, jurisdiction of any court, attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or award or from set-off, banker’s lien, counterclaim or any other legal process or remedy with respect to its obligations under this Agreement and/or to the extent that in any such jurisdiction there may be attributed to the Borrower or the Lender any such immunity (whether or not claimed), the Borrower and the Lender hereby irrevocably agree not to claim, and hereby waive, any such immunity.

18.                              SEVERABILITY

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

19.                              CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, save that the Contracts (Rights of Third Parties) Act 1999 shall apply in favor of the Trustee to Clauses 6.1, 10 and   16.

20.                              LANGUAGE

The language which governs the interpretation of this Agreement is the English language.

21.                              AMENDMENTS

Except as otherwise provided by its terms, this Agreement may not be varied except by an agreement in writing signed by the parties hereto.

22.                              COUNTERPARTS

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when so executed shall constitute one and the same binding agreement  between  the  parties hereto.

23.                              LIMITED RECOURSE AND NON  PETITION

The Borrower hereby agrees that it shall have recourse in respect of any claim against the Lender only to sums in respect of principal, interest or other amounts (if any), as the case may be, actually received from the Borrower (after any tax deduction required by law to be made by the Borrower in respect of such sums and for which the Lender has not received a corresponding additional payment from the Borrower pursuant to this Agreement (also after any tax deduction as may be required by law)) by or for the account of the Lender pursuant to this Agreement (the ‘‘Lender Assets’’), subject always  to

(i) the Security Interests (as defined in the Trust Deed); and (ii) to the fact that any claims of the Joint Lead Managers (as defined in the Subscription Agreements) shall rank in priority to claims of the Borrower hereunder, and that any such claim by the Joint Lead Managers or the Borrower shall be reduced pro rata so that the total of all such claims does not exceed the aggregate value of the Lender Assets after meeting claims secured on them. The Trustee having realized the same, neither the Borrower nor any person acting on its behalf shall be entitled to take any further steps against the Lender to recover any further sums and no debt shall be owed by the Lender to such person in respect of any such further sum. In particular, neither the Borrower nor any other person acting on behalf of any of them shall be entitled at any time to institute proceedings against the Lender, or join with any other person in bringing, instituting or joining, insolvency proceedings (whether court-based or otherwise) against the Lender.

Neither the Borrower nor any other person acting on its behalf shall be entitled at any time to institute against the Lender, or join in any institution against the Lender of, any bankruptcy, administration, moratorium, reorganization, controlled management, arrangement, insolvency, examinership, winding-up or liquidation proceedings or similar insolvency proceedings under any applicable bankruptcy or similar law in connection with any obligation of the Lender under this Agreement, save for lodging a claim in the liquidation of the Lender which is initiated by another party or taking proceedings to obtain a declaration or judgment as to the obligations of the Lender.

The Borrower shall have no recourse against any director, shareholder, or officer of the Lender in respect of any obligations, covenants or agreement entered into or made by the Lender in respect of this Agreement, except to the extent that any such person acts in bad faith or is negligent in the context of its obligations.

In witness whereof, the parties hereto have caused this Agreement to be executed on the date first written above.

For and on behalf  of

MOBILE TELESYSTEMS OPEN-JOINT STOCK COMPANY:

By:	By:

Title:	Title:

Signed by a duly authorized attorney of

MTS INTERNATIONAL FUNDING LIMITED:

By:

Title: